Exhibit 99.1
NCI Building Systems, Inc.
Announces Reverse Stock Split
HOUSTON, February 19, 2010 /PRNewswire-FirstCall/ — NCI Building Systems, Inc. (NYSE: NCS) announced today that its board of directors has authorized a reverse stock split at a 1-for-5 ratio of its outstanding common stock. The reverse stock split was approved by stockholders at the Company’s annual meeting, held immediately before the meeting of the board of directors on February 19, 2010, and is expected to be effective on or about March 5, 2010.
As a result of the reverse stock split, every 5 shares of the Company’s common stock that are issued and outstanding will be automatically combined into one issued and outstanding share, without any change in the par value of such shares, subject to the elimination of fractional shares as described below. The Company’s common stock, which is expected to begin trading on a split-adjusted basis when markets open on March 6, 2010, will continue to be traded on the New York Stock Exchange under the symbol “NCS” on a post-split basis, under a new CUSIP number 628852 204.
As of the effective date, the number of shares of NCI common stock outstanding will be approximately 18,086,390.
The Company is in the process of retaining its transfer agent, Computershare, to act as exchange agent. Computershare will manage the exchange of old, pre-reverse stock split shares for new post-split shares. Stockholders of record as of the effective date will receive a letter of transmittal providing instructions for the exchange of their shares as soon as practicable following the reverse stock split. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.
No fractional shares will be issued as a result of the reverse stock split. Fractional shares resulting from the reverse stock split will be aggregated and sold into whole shares in the open market by Computershare. Computershare will then allocate the proceeds of such sales to the record holders’ respective accounts pro rata in lieu of fractional shares as soon as practicable. Stockholders will not be entitled to receive interest for the period of time between the reverse stock split and the date the stockholder receives his or her cash payment, if any, in lieu of fractional shares.
About NCI Building Systems
NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States and Mexico, with additional sales and distribution offices throughout the United States and Canada.
Forward-Looking Statements
All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.
CONTACT: Lynn Morgen or Betsy Brod, both of MBS Value Partners, +1-212-750-5800.